Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

DALLAS, Texas, August 11, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.07 per share, payable on October 1, 2026 to all stockholders of record on September 3, 2026.

ABOUT RGP
RGP (Nasdaq: RGP) has been redefining professional services for 30 years by closing the gap between advice and execution. RGP combines the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services for faster impact, smarter investment, and lower risk. The firm partners with CFOs and other C-suite leaders across finance, digital transformation, data, and cloud — connecting advisory to execution at global scale.

Based in Dallas, Texas, with offices worldwide, RGP annually engages with more than 1,500 clients around the world from 40 physical practice offices and multiple virtual offices. As of May 2026, RGP is proud to have served 90% of the Fortune 100 and has been recognized by U.S. News & World Report (2025-2026 Best Companies to Work for) and Forbes (America’s Best Midsize Employers 2026, America’s Best Management Consulting Firms 2025, World’s Best Management Consulting Firms 2025).

Resources Connection, Inc. (RGP) is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com